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NEWS RELEASE                       CONTACT:       Cynthia W. Lee (Investors)
                                                  (612) 475-7936
                                                  Ann Storberg (Investors)
                                                  (612) 475-7940
                                                  Elizabeth Anders (Media)
                                                  (612) 475-7938

TCF -Registered Tradmark-                         FOR IMMEDIATE RELEASE
TCF FINANCIAL CORPORATION 801 Marquette Avenue, Minneapolis, Minnesota
55402-3475

                  TCF COMPLETES MERGER WITH WINTHROP RESOURCES

     MINNEAPOLIS, June 24, 1997 - TCF Financial Corporation (TCF) (NYSE:TCB) announced that its merger with Winthrop Resources Corporation (Winthrop) (Nasdaq-NNM:WINR) was completed today after the shareholders of both companies approved the merger.

     Winthrop is now a wholly owned subsidiary of TCF. John L. Morgan will continue as president of Winthrop and has joined TCF's board of directors. The merger transaction is being accounted for as a pooling of interests.

     As a result of the merger, each common share of Winthrop is being exchanged for 0.7766 of one common share of TCF, for a total of approximately 6.9 million TCF common shares. The aggregate merger price is approximately $340 million, or $38.05 per Winthrop common share, based on TCF's closing stock price of $49 per share on June 23.

     On Feb. 14, TCF and Winthrop signed a letter of intent to merge, which was followed on Feb. 28 with the signing of a definitive merger agreement. TCF received regulatory approval from the Federal Reserve Board on June 2.

     Winthrop is a Minneapolis-based financial services company that leases computers, telecommunications equipment, point-of-sale systems and other business equipment to companies nationwide. At March 31, Winthrop had leased assets totaling $348 million.

     TCF is a national bank holding company based in Minneapolis with $7 billion in assets. TCF's banks operate in Minnesota, Illinois, and Wisconsin as TCF National Bank, and in Michigan and Ohio as Great Lakes National Bank. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

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